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                     U.S. SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                     FORM 5

               ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

[_] Check box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

[_]  Form 3 Holdings Reported

[X]  Form 4 Transactions Reported


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1.   Name and Address of Reporting Person*

Carey,                             William                  P.
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   (Last)                            (First)              (Middle)

525 Park Ave.
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                                    (Street)

NY,                                     NY                  10021
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   (City)                            (State)                (Zip)


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2.   Issuer Name and Ticker or Trading Symbol


W.P. Carey & Co. LLC ("WPC")
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3.   IRS Identification Number of Reporting Person, if an Entity (Voluntary)


###-##-####
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4.   Statement for Month/Year



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5.   If Amendment, Date of Original (Month/Year)


December 2000
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6.   Relationship of Reporting Person(s) to Issuer
     (Check all applicable)

     [X]  Director                             [_]  10% Owner
     [X]  Officer (give title below)           [_]  Other (specify below)
     Chairman & CEO
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7.   Individual or Joint/Group Reporting
     (Check Applicable Line)

     [X]  Form filed by one Reporting Person
     [_]  Form filed by more than one Reporting Person
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           Table I -- Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned
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                                                                                                 5.             6.
                                                                 4.                              Amount of      Owner-
                                                                 Securities Acquired (A) or      Securities     ship
                                                                 Disposed of (D)                 Beneficially   Form:     7.
                                      2.                         (Instr. 3, 4 and 5)             Owned at End   Direct    Nature of
                                      Transaction   3.           -----------------------------   of Issuer's    (D) or    Indirect
1.                                    Date          Transaction                  (A)             Fiscal Year    Indirect  Beneficial
Title of Security                     (month/day    Code             Amount      or     Price    (Instr. 3      (I)       Ownership
(Instr. 3)                             year)        (Instr. 8)                   (D)             and 4)         (Instr.4) (Instr. 4)
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Common Stock                           3/17/00        A               18,583      A      --       8,671,493      I        By Carey
                                                                                                                          Mgmt. LLC
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Common Stock(1)                        6/28/00        A                5,355      D      --       8,671,493      D
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Common Stock                            7/7/00        A                2,900      D      --       8,671,493      D
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Common Stock(1)                        7/24/00        A               18,048      D      --       8,671,493      I        By Carey
                                                                                                                          Mgmt. LLC
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*    If the form is filed by more than one Reporting  Person, see Instruction
     4(b)(v).

Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
         (e.g., puts, calls, warrants, options, convertible securities)

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                                                                                                          9.        10.
                                                                                                          Number    Owner-
                                                                                                          of        ship
                    2.                                                                                    Deriv-    of
                    Conver-                    5.                              7.                         ative     Deriv-   11.
                    sion                       Number of                       Title and Amount           Secur-    ative    Nature
                    or                         Derivative    6.                of Underlying     8.       ities     Secur-   of
                    Exer-                      Securities    Date              Securities        Price    Bene-     ity:     In-
                    cise     3.                Acquired (A)  Exercisable and   (Instr. 3 and 4)  of       ficially  Direct   direct
                    Price    Trans-   4.       or Disposed   Expiration Date   ----------------  Deriv-   Owned     (D) or   Bene-
1.                  of       action   Trans-   of (D)        (Month/Day/Year)            Amount  ative    at End    In-      ficial
Title of            Deriv-   Date     action   (Instr. 3,    ----------------            or      Secur-   of        direct   Owner-
Derivative          ative    (Month/  Code     4 and 5)      Date     Expira-            Number  ity      Year      (I)      ship
Security            Secur-   Day/     (Instr.  ------------  Exer-    tion               of      (Instr.  (Instr.   (Instr.  (Instr.
(Instr. 3)          ity      Year)    8)        (A)   (D)    cisable  Date     Title     Shares  5)       4)        4)       4)
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Explanation of Responses:

(1) Represents accounting adjustment to restricted share holdings


/s/ William P. Carey                                        5/9/01
---------------------------------------------            -----------------------
      **Signature of Reporting Person                             Date

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.